Exhibit 4.10

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Vapotherm, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Capital Stock

The following description of the Company’s capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Tenth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-Laws (the “By-Laws”), each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K. The Company encourages you to read the Certificate of Incorporation, the By-Laws, and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Shares

The Certificate of Incorporation authorizes the issuance of 175,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 25,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). As of December 31, 2019, we had 20,851,531 shares of Common Stock outstanding. As of December 31, 2019, there are no shares of Preferred Stock outstanding.

Voting Rights

Holders of the Company’s Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by the Company’s stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividend Rights

Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by the Company’s board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future.

Liquidation Rights

In the event of the Company’s liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately the Company’s net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.

Other Rights and Preferences

The Common Stock has no redemption provisions or preemptive, conversion or exchange rights. No shares of any class of the Company’s capital stock are subject to any sinking fund provisions, restrictions on the alienability of securities to be registered, calls, assessments by, or liabilities of the Company.

Certain Provisions of the Certificate of Incorporation, By-Laws, and Delaware Law

Certain provisions of the Certificate of Incorporation and By-Laws may be deemed to have an anti-takeover effect and may prevent, delay, or defer a tender offer or takeover attempt, including:

Section 203 of the Delaware General Corporation Law

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. The Company has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of the Company may be discouraged or prevented.

Anti-Takeover Effects of the Company’s Certificate of Incorporation and By-Laws

The Company’s Certificate of Incorporation and By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors but which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the board of directors.

These provisions include:

Classified board. The Company’s Certificate of Incorporation provides that the Company’s board of directors be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors. The Company’s Certificate of Incorporation also provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by the board of directors. The Company’s board of directors currently has eight members.

Action by written consent; special meetings of stockholders. The Company’s Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Company’s Certificate of Incorporation and By-Laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors. Except as described above, stockholders are not permitted to call a special meeting or to require the Company’s board of directors to call a special meeting.

Removal of directors. The Company’s Certificate of Incorporation provides that its directors may be removed only for cause by the affirmative vote of at least 75% of the voting power of the outstanding shares of capital stock, voting together as a single class. This requirement of a supermajority vote to remove directors could enable a minority of the Company’s stockholders to prevent a change in the composition of the board of directors.

Advance notice procedures. The Company’s By-Laws have an advance notice procedure for stockholder proposals to be brought before an annual meeting of its stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the By-Laws do not give the Company’s board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-Laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Supermajority approval requirements. The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws requires a greater percentage. The Company’s Certificate of Incorporation and By-Laws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal specified provisions. This requirement of a supermajority vote to approve amendments to the Company’s Certificate of Incorporation and By-Laws could enable a minority of its stockholders to exercise veto power over any such amendments.

Authorized but unissued shares. The Company’s authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of the Company’s Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum. The Company’s Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of a fiduciary duty and other similar actions may be brought only in specified courts in the State of Delaware. Although the Company believes this provision beneficially provides increased consistency in the application of Delaware law in the types of lawsuits to which it applies, such provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s Common Stock is American Stock Transfer & Trust Company, LLC.

Listing

The Company’s Common Stock is listed on the New York Stock Exchange under the symbol “VAPO.”